As filed with the Securities and Exchange Commission on October 31, 2008 Registration No. 333- _________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           JEFFERSON BANCSHARES, INC.
   ---------------------------------------------------------------------------
   (exact name of registrant as specified in its certificate of incorporation)

       TENNESSEE                                         45-0508261
-------------------------------              --------------------------------
(state or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

                                120 EVANS AVENUE
                           MORRISTOWN, TENNESSEE 37814
                                 (423) 586-8421
                   -------------------------------------------
                   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               STATE OF FRANKLIN SAVINGS BANK STOCK INCENTIVE PLAN
                  (AS ASSUMED BY JEFFERSON BANCSHARES, INC.(1)
              ----------------------------------------------------
                            (Full Title of the Plan)

ANDERSON L. SMITH                                 COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER             AARON M. KASLOW, ESQ.
JEFFERSON BANCSHARES, INC.                        EDWARD G. OLIFER, ESQ.
120 EVANS AVENUE                                  KILPATRICK STOCKTON LLP
MORRISTOWN, TENNESSEE  37814                      607 14TH STREET, NW, SUITE 900
(423) 586-8421                                    WASHINGTON, DC  20005-2018
(Name, address, including zip code, and telephone (202) 508-5800 number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

        Large accelerated filer  [ ]       Accelerated filer   |X|
        Non-accelerated filer    [ ]       Smaller reporting company |X|
        (Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
   Title of each Class of                              Proposed Maximum       Proposed Maximum        Amount of
      Securities to be            Amount to be        Offering Price Per     Aggregate Offering      Registration
        Registered                Registered (2)             Share                 Price                  Fee
------------------------------------------------------------------------------------------------------------------
        Common Stock
       $.01 Par Value           184,649 Shares(3)        $8.74 (4)           $1,613,832              $63.42
==================================================================================================================

(1) Jefferson Bancshares, Inc. (the "Company") is offering shares of the common stock pursuant to the State of Franklin Savings Bank Stock Incentive Plan (the "Plan") because, in connection with the merger of the Company and State of Franklin Bancshares, Inc., the Company agreed to assume the obligations for the Plan set forth in the Merger Agreement.
(2) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of the Company (the "Common Stock") pursuant to 17 C.F.R. Section 230.416(a).
(3) Represents the total number of shares of Common Stock currently available for issuance upon the exercise of options granted under the Plan, adjusted to reflect the exchange ratio of 1.1287 shares.
(4)  Estimated solely for the purpose of calculating the registration fee.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. SECTION 230.462.

JEFFERSON BANCSHARES, INC.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 & 2. In connection with the merger of State of Franklin Bancshares, Inc. ("Franklin") into Jefferson Bancshares, Inc. (the "Company") effective October 31, 2008, the Company assumed the obligations under the State of Franklin Savings Bank Stock Incentive Plan (the "Plan"). In connection with its assumption of the Plan, the Company is offering shares of its common stock pursuant to the Plan. The document containing the information for the Plan required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by the Company with the SEC are incorporated by reference in this Registration Statement:

         (a) The Annual Report on Form 10-K filed by the Company for the fiscal year ended June 30, 2008, filed with the SEC on September 11, 2008, which includes the consolidated balance sheets of Jefferson Bancshares. and its subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the two year period ended June 30, 2008, and management's assessment of the effectiveness of internal control over financial reporting, together with the related notes and reports of Craine, Thompson, & Jones, P.C., independent registered public accounting firm (SEC File No. 000-50347).

         (b) The description of the Registrant's Common Stock contained in the Registrant's Form 8-A, filed by the Company with the SEC on July 23, 2003, and including any amendment or report filed with the SEC for the purpose of updating this description.

         (c) All documents filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except items 2.02 and
                  7.01 filed under Form 8-K, after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the Plans has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

         The validity of the Common Stock offered hereby has been passed upon by Kilpatrick Stockton LLP, Washington, DC, for the Registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Jefferson Bancshares, Inc. (hereinafter referred to as the "Registrant," "Corporation" or "Company"), shall indemnify its directors and employees in accordance with the following provision from the Registrant's
Charter:

                                   ARTICLE XI
                                 Indemnification
                                 ---------------

         (A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation's best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation's best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C)
                      --------  -------
hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         (B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the
                                            --------  -------
Tennessee Business Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.

         The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two
(2) or more directors not at the time party to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, (ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         (C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Tennessee Business Corporation Act. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

         (D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in
Article XIII of this Charter, or otherwise.

         (E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

         (F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  LIST OF EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         5.0 Opinion of Kilpatrick Stockton LLP, Washington, DC, as to the legality of the Common Stock registered hereby

         10.1 State of Franklin Savings Bank Stock Incentive Plan (as assumed by Jefferson Bancshares, Inc. effective October 31, 2008)

         10.2       Option Assumption Agreements

         23.1 Consent of Kilpatrick Stockton LLP (contained in the opinion included as Exhibit 5)

         23.2       Consent of Craine, Thompson, & Jones, P.C.

         24         Power of Attorney is located on the signature pages

ITEM 9.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)
                  (3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)-(g) Not applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (i)-(l) Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jefferson Bancshares, Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of Tennessee, on October 31, 2008.

                             JEFFERSON BANCSHARES, INC.



                             By: /s/ Anderson L. Smith
                                 -----------------------------------------------
                                 Anderson L. Smith
                                 President, Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Smith) constitutes and appoints Anderson L. Smith, and Mr. Smith constitutes and appoints Jane P. Hutton, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Name                                        Title                               Date
----                                        -----                               ----
/s/ Anderson L. Smith                       President, Chief Executive          October 31, 2008
--------------------------------            Officer and Director
Anderson L. Smith                           (Principal Executive Officer)


/s/ Jane P. Hutton                          Chief Financial Officer,            October 31, 2008
--------------------------------            Treasurer and Secretary
Jane P. Hutton                              (Principal Executive Officer)


/s/ John F. McCrary, Jr.                    Director                            October 31, 2008
--------------------------------
John F. McCrary, Jr.


/s/ H. Scott Reams                          Director                            October 31, 2008
--------------------------------
H. Scott Reams

                                       6



/s/ Dr. Jack E. Campbell                    Director                            October 31, 2008
--------------------------------
Dr. Jack E. Campbell


/s/ Dr. Terry M. Brimer                     Director                            October 31, 2008
--------------------------------
Dr. Terry M. Brimer


/s/ William F. Young                        Director                            October 31, 2008
--------------------------------
William F. Young


/s/ William T. Hale                         Director                            October 31, 2008
--------------------------------
William T. Hale



                                  EXHIBIT INDEX

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 EXHIBIT NO.    DESCRIPTION                                     METHOD OF FILING
----------------------------------------------------------------------------------------------
      5.0       Opinion of Kilpatrick Stockton LLP              Filed herewith.

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     10.1       State of Franklin Savings Bank Stock            Filed herewith.
                Incentive Plan (as assumed by Jefferson
                Bancshares, Inc. effective October 31, 2008)

----------------------------------------------------------------------------------------------

     10.2       Option Assumption Agreement                     Filed herewith.

----------------------------------------------------------------------------------------------

     23.1       Consent of Kilpatrick Stockton LLP (contained   Contained in Exhibit 5 hereof.
                in the opinion included as Exhibit 5)

----------------------------------------------------------------------------------------------

     23.2       Consent of Craine, Thompson, & Jones, P.C.      Filed herewith.

----------------------------------------------------------------------------------------------

      24        Power of Attorney                               Located on the signature page.

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